Exhibit L

                       EASTERN UTILITIES ASSOCIATES
                 COMPUTATION OF 2000 ANNUAL EQUITY RETURN
                                 ($000's)
                       Blackstone
                         Valley   Eastern  Montaup  Newport
                        Electric  Edison   Electric Electric
                        Company   Company  Company   Corp.    Elim.  Consol.
REVENUES-1997           $127,082  $253,914 $263,257 $60,543  $205,080 $499,716
 LESS: FUEL & P. POWER    55,286   120,632           23,504   199,422
 EQUIP. RENTALS            2,618     1,884       90   1,066     5,658
 NET REVENUES             69,178   131,398  263,167  35,973           $499,716
 % OF CONS. REVENUES      13.84%    26.30%   52.66%   7.20%           100.00%
 RETURN ON COMMON EQUITY  11.43%    11.50%   11.10%  11.40%
 WEIGHTED COST
 OF COMMON EQUITY          1.58%     3.02%    5.85%    .82%              11.27%